Exhibit 23

Consent of the Independent Auditor

We consent to the incorporation by reference in this Registration Statement of FC Banc Corp. on Form S-8 of our report dated January 30, 2004, appearing in the Annual Report on Form 10-KSB of FC Banc Corp. for the year ended December 31, 2003.

/s/    S.R. Snodgrass, A.C.

Wexford, PA

March 29, 2004